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                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                      AND
                 ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK
                                       OF
                             HELLER FINANCIAL, INC.
                                       AT
                          $53.75 NET PER SHARE IN CASH
                                       BY
                             HAWK ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                      GENERAL ELECTRIC CAPITAL CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                      TIME, ON THURSDAY, AUGUST 30, 2001,
                         UNLESS THE OFFER IS EXTENDED.

                                                                  August 3, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been engaged by Hawk Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of General Electric Capital Corporation, a Delaware corporation ("GE Capital"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of Class A common stock, par value $0.25 per share (the "Class A Common Stock"), and all outstanding shares of Class B common stock, par value $0.25 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares"), of Heller Financial, Inc., a Delaware corporation (the "Company"), at a purchase price of $53.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 3, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) or complete the procedures for book-entry transfer on or prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

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    For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  Offer to Purchase, dated August 3, 2001;

        2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date;

        4. The letter to stockholders of the Company from Richard J. Almeida, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Frederick E. Wolfert, President and Chief Operating Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

        5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. A return envelope addressed to Mellon Investor Services LLC (the "Depositary").

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 30, 2001, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which, together with any other Shares then owned by GE Capital or its wholly-owned subsidiaries, constitutes at least 50% of the total voting power of all outstanding securities of the Company entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis on the date of purchase, (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (3) prior to the expiration of the Offer either the European Commission has declared the merger compatible with the Common Market or, if the European Commission has referred the merger to the competition authority of a member state of the European Community under the EC Merger Regulation, any applicable waiting period under the competition laws of that member state has expired, lapsed or been terminated or the relevant authorities have made a decision approving or otherwise indicating their approval of the merger in terms satisfactory to GE Capital, and (4) any necessary approvals or consents of any governmental authority having been obtained and being in full force and effect except where the failure to obtain such approvals or consents would not result in a material adverse effect on the Company or in a violation of law. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase.

    The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has unanimously determined that the terms of the Offer and the Merger are advisable, fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the Company's stockholders accept the Offer and tender all of their Shares pursuant to the Offer.

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    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 30, 2001 (the "Merger Agreement"), by and among GE Capital, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and become a subsidiary of GE Capital. At the effective time of the Merger, each outstanding Share (other than Shares held by (a) the Company or any of its subsidiaries, (b) GE Capital, Purchaser or any of GE Capital's direct or indirect wholly-owned subsidiaries, or (c) stockholders, if any, who are entitled to and properly exercise appraisal rights under the DGCL), will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (c) all other documents required by the Letter of Transmittal.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase), to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, such holders must tender their Shares in accordance with the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Neither Purchaser nor GE Capital will pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

    Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

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    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,
                                          MORGAN STANLEY & CO.
                                              INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF PURCHASER, GE CAPITAL, THE COMPANY, THE INFORMATION AGENT, THE DEALER MANAGER, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.